Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

January 29, 2024

Board of Directors

GOLFSUITES 1, INC.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A tier 2 on Form 1-A (or Forms 1-SA and 1-K) of our reports dated April 25, 2023, except for Note 11, for which the date is January 29, 2023, with respect to the restated consolidated balance sheets of GOLFSUITES 1, INC. as of December 31, 2022 and 2021 and the related restated consolidated statements of operations, changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2022 and 2021, and the related notes to the restated consolidated financial statements.

/s/ IndigoSpire CPA Group, LLC

IndigoSpire CPA Group, LLC

Aurora, Colorado